UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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COMMVAULT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

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CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000
July 8, 2011
To the Stockholders of CommVault Systems, Inc.:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders of CommVault Systems, Inc. (“CommVault”). The Annual Meeting will be held Wednesday, August 24, 2011, at 9:00 a.m., local time, at the Company’s offices located at 2 Crescent Place, Oceanport, New Jersey.
In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information about CommVault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2011 is contained in the Annual Report to stockholders, a copy of which is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.
All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either completing, executing and returning the enclosed proxy card or using our telephone or internet voting procedures. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.
Very truly yours,
N. ROBERT HAMMER
Chairman, President and Chief Executive Officer

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 24, 2011
Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 24, 2011
The Annual Meeting of Stockholders of CommVault Systems, Inc. will be held at the Company’s offices located at 2 Crescent Place, Oceanport, New Jersey on Wednesday, August 24, 2011, at 9:00 a.m., local time.
The purposes of the meeting are:
1. To elect three Class II Directors for a term to expire at the 2014 Annual Meeting of Stockholders;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2012;
3. To vote, on an advisory basis, on executive compensation;
4. To vote, on an advisory basis, on whether executive compensation should be submitted to stockholders for an advisory vote every one, two or three years; and
5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on July 1, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Each stockholder is urged to either complete, date and sign the enclosed proxy and return it to us in the enclosed envelope, which requires no postage if mailed in the United States, or to utilize our telephone or Internet voting procedures to submit a proxy. Sending in your proxy card, or utilizing our telephone or Internet voting procedures to submit your proxy, will not prevent you from voting in person at the Annual Meeting.
This proxy statement and our annual report to stockholders are available at www.cfpproxy.com/6030.
By Order of the Board of Directors
WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer
Oceanport, New Jersey
July 8, 2011

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 24, 2011
July 8, 2011
This statement is furnished in connection with the solicitation on behalf of the Board of Directors of CommVault Systems, Inc. (which we refer to as we, us, our, CommVault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 24, 2011, or at any adjournment or postponement thereof. This proxy statement and the accompanying proxy card are first being made available at www.cfpproxy.com/6030 on or about July 8, 2011. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2011, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.cfpproxy.com/6030.
Voting Rights and Solicitation
July 1, 2011 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 44,447,825 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 2 Crescent Place, Oceanport, New Jersey 07757 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.
Stockholders may provide voting instructions by completing, executing and returning the enclosed proxy card. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR approval, on an advisory basis, of executive compensation, (iii) FOR approval, on an advisory basis, of a frequency of one year for future advisory votes on executive compensation, (iv) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2012, and (v) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers who are members of the NYSE or NASDAQ have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote with respect to directors and executive compensation is counted.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our company or by attending the Annual Meeting and voting in person.
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.
Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2012. As non-binding, advisory votes, there are no specific approval requirements for the executive compensation and frequency of future advisory votes on executive compensation proposals.
Effect of Abstentions and Broker Non-Votes
Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the election of directors. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent public accountants, abstentions have the effect of a vote against the proposal. Similarly, abstentions have the effect of a vote against the proposals to approve executive compensation (on an advisory basis) and to select the frequency (on an advisory basis) of future advisory votes on executive compensation.
If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum but will otherwise have no effect on the outcome of the vote on any of the matters presented for your vote.
Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 2 (the ratification of the appointment of our independent auditors).
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each of Class consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The terms of the Class II Directors will expire at the 2011 Annual Meeting.
Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated Alan G. Bunte, Frank J. Fanzilli, Jr and Daniel Pulver to hold office as Class II Directors until the annual meeting in 2014.
The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. CommVault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.
You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

Nominees for Election
Alan G. Bunte has served as a director of our company since January 2008, as our Executive Vice President and Chief Operating Officer since October 2003 and as our senior vice president from December 1999 until October 2003. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.
Mr. Bunte’s detailed knowledge of the operational aspects of CommVault’s business, obtained through his role as chief operating officer, is a valuable resource for Board discussions and decision-making. The Board benefits from Mr. Bunte’s long experience with our company and its management. Mr. Bunte has a strong financial background. In addition, his industry experience provides the Board with valuable insights.
Frank J. Fanzilli, Jr. has served as a director of our company since July 2002. Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he worked from 1985 until his retirement in 2002. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft, nLayers, Avaya and InterWoven. At InterWoven, Mr. Fanzilli served at various times as chairman of the board, chairman of its strategy committee and as a member of its compensation, nominating and governance committee and audit committee. In addition to CommVault, Mr. Fanzilli currently serves on the boards of directors of Calypso Technology, Inc., Correlix, Asset Control Systems, Inc. and GFI Group. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University.
Mr. Fanzilli has extensive experience in information technology, both as from the perspective of a corporate user of information technology and as a systems engineer and software developer. He has served in executive operational positions at large financial and technology companies, which has provided him with experience and knowledge in information technology. Mr. Fanzilli’s insights in this core area of CommVault’s business is very useful to the Board. Mr. Fanzilli also contributes a customer perspective to the Board. In addition, Mr. Fanzilli has held various public company directorships and brings that experience to the Board.
Daniel Pulver has served as a director of our company since October 1999 and is chairman of our Nominations and Governance Committee. Mr. Pulver is a founder and managing member of Pulver Capital Management. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of Endstream Communications and the NeuroMatrix Group. In addition, he served on the board of directors of Accellent Inc. from 2005 to 2006. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our company.
Mr. Pulver has extensive investment banking experience in technology industries, which has given him both business and finance expertise which is valuable to the board. He brings financial management and financial analysis perspective to Board. In addition, Mr. Pulver has held directorships, including a public company directorship, and brings that experience to the Board.
The Board of Directors recommends that you vote FOR each of the nominees listed above.
OUR BOARD OF DIRECTORS
The following table shows information as of July 1, 2011 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each executive officer and continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since
N. Robert Hammer	69	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	57	Director, Executive Vice President and Chief Operating Officer	2008
Frank J. Fanzilli Jr.(1)	54	Director	2002
Armando Geday(1)	49	Director	2000
Keith Geeslin(1)	58	Director	1996
F. Robert Kurimsky(2)(3)	72	Director	2001
Daniel Pulver(2)(3)	42	Director	1999
Gary B. Smith(3)(4)	50	Director	2004
David F. Walker(2)(3)	57	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)	Lead Director

Continuing Directors
Class III Directors Whose Terms Expire in 2012
N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led the leveraged buy-out of Norand from Pioneer Hi-Bred International, Inc. and then served as Norand’s Chairman through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.
As the chief executive officer of our company, Mr. Hammer is able to bring his comprehensive knowledge about CommVault’s business strategies, financial position and operations into Board deliberations. In addition, he has prior leadership experience in both public and private companies. He has expertise in both industry and finance matters. Mr. Hammer’s vision and business acumen are critical assets to the Board.
Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners since January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Blue Coat Systems, Inc., Hypercom Corp. and Synaptics, Inc.
Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Mr. Geeslin has a keen business sense. Representing one of our company’s initial investors, Mr. Geeslin has a long history with CommVault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.
Gary B. Smith has served as a director of our company since May 2004 and as our lead director since May 2006. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a network infrastructure company. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Prior to his current role, his positions with Ciena included chief operating officer and senior vice president, worldwide sales. Mr. Smith joined Ciena in November 1997 as vice president, international sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith currently serves as a commissioner for the Global Information Infrastructure Commission and is a member of the National Security Telecommunications Advisory Committee (NSTAC).

Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as our company’s lead independent director.
Class I Directors Whose Terms Expire in 2013
Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems. Prior to joining Rockwell, Mr. Geday held several other marketing positions at Harris Semiconductor. Mr. Geday serves on the board of TagSys. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. He is currently an adviser and entrepreneur involved with various internet and technology ventures.
From his chief executive officer experience in the technology industry, Mr. Geday has perspectives on the operations, challenges and complex issues facing growing companies. Mr. Geday also brings an international viewpoint to Board deliberations.
F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years in information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky served on the Board of the Advisory Council, a private IT research, education and consulting firm, from 2002 to 2007. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University and attended the Stanford Executive Program at Stanford University.
In particular, Mr. Kurimsky brings a customer focus to the Board with an understanding of what features, products and services are important to our customers. Mr. Kurimsky’s engineering education also gives him perspectives on the technical side of our business, while his extensive management experience makes him a valuable member of our Nominations and Governance and Audit Committees.
David F. Walker has served as a director of our company since February 2006 and is chairman of our Audit Committee. Mr. Walker served as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 until June 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Graduate School of Business with concentration in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is a certified public accountant and a certified fraud examiner. Mr. Walker also serves on the board of directors of CoreLogic, Inc. and Chico’s FAS, Inc., participating on the acquisition committee and chairing the audit committee at CoreLogic and participating on the executive, audit and nominating and governance committees of Chico’s FAS and chairing its audit committee. In addition, Mr. Walker served on the boards of directors of First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010, and chaired the audit committees of all three companies during his tenure on each of these boards.
Mr. Walker’s business, accounting and finance expertise is valuable to the Board of Directors. He has an in depth understanding of technical accounting and financial reporting principles and risk oversight, and has a keen business sense. Based on his experience and knowledge, he serves as our company’s audit committee financial expert. In addition, Mr. Walker has held various public company directorships and has chaired other public company audit committees and brings that experience to the Board.

CORPORATE GOVERNANCE
Overview
We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.
Independence of Directors (see p. 7)
•	Seven of our nine current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Smith.
Audit Committee (see p. 8 and p. 33)
•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.
•	One member of the Audit Committee, Mr. Walker, qualifies as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.
•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.
•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.
Compensation Committee (see p. 8 and p. 32)
•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards.
•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.
Nominations and Governance Committee (see p. 9)
•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.
•	The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.
Corporate Governance Policies
•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.
Codes of Business Ethics and Conduct
•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer and Controller.
•	We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.
•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the CommVault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to CommVault Systems, Inc., 2 Crescent Drive, Oceanport, New Jersey 07757, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.
The Board of Directors and Its Committees
General. Our Board of Directors currently comprises nine members, seven of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.
Our Board of Directors has determined that Messrs. Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith and David F. Walker, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominating and Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, shareholder or other officer of an organization that has a relationship with our company).
During the year ended March 31, 2011, our Board of Directors held 5 meetings. All of our directors who served in the year ended March 31, 2011, attended all of the meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served, except for one director who missed one Board of Directors meeting. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Smith acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.
Directors are encouraged to attend our annual meeting.
The Board of Directors has three standing committees. These committees have the responsibilities and authority described later in this section.
Board Leadership Structure. CommVault’s policy regarding its leadership structure is to adopt the practice which best serves our company’s needs at any particular time. Our Board has currently determined that the most effective leadership structure for our company is for N. Robert Hammer to serve as both Chairman and Chief Executive Officer.
Mr. Hammer has consistently provided strong leadership to our company and Board since becoming Chairman and Chief Executive Officer in March 1998. His strategic vision and financial discipline have been integral to our company’s growth. Mr. Hammer’s dual role provides the opportunity for better decision making and Board leadership given the greater level of information provided through his access to both management and the Board. The dual role provides a high level of communication between management and the Board on all matters and capitalizes on Mr. Hammer’s successful history in leading both our company and the Board. The Board currently believes having on person serve as both Chief Executive Officer and Chairman of the Board also eliminates the potential of duplication of efforts and inconsistent actions, enabling the Board and management to work effectively toward the same goals and strategy.

While Mr. Hammer serves as Chairman, strong independent Board leadership is exerted by our lead independent director, Gary B. Smith, who provides additional support to the corporate governance structure. Under our Corporate Governance Policies, the lead independent director is responsible to coordinate the activities of the other independent directors and to fulfill other responsibilities established by the Board or the independent directors. Currently, our lead independent director’s specific responsibilities include presiding at executive sessions of the Board and facilitating communication between Board members and the Chairman. Our lead director also communicates to the CEO on issues identified by the other independent directors. As a member of the Nominations and Governance Committee, Mr. Smith participates in the annual Board performance evaluation process and in the assessment of our company’s Governance Policies. The lead independent director, and many of the other directors, communicates with the Chairman and Chief Executive Officer regarding appropriate agenda topics and other board related matters. In accordance with our Corporate Governance Policies, no director may serve as lead independent director for more than five consecutive years.
Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.
At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further, because the Chief Executive Officer and Chief Operating Officer are directors, they bring a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities.
Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky and Pulver. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
The Audit Committee operates under a written charter. The Audit Committee held 5 meetings in the year ended March 31, 2011. A report of the Audit Committee appears elsewhere in this proxy statement.
Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.
The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Radford, also provide additional services at the request of our company. In fiscal year 2011, these services included assistance and advice in the formulation of our company’s equity compensation program and the calculation of restricted stock awards and appropriate target awards for participants, which services were provided at the request of management and which were not approved by the Board or the Compensation Committee.
The Compensation Committee operates under a written charter. The Compensation Committee, or a sub-committee thereof, acted by unanimous written consent 16 times during fiscal year 2011. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”
Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Pulver (Chairman), Kurimsky, Smith and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board.
If the Nominating and Corporate Governance Committee receives, prior to the date that is 120 days before the anniversary of the date of mailing for the prior year’s proxy statement, a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of our company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.
If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.
Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:
•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;
•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;
•	whether the stockholder plans to deliver or solicit proxies from other stockholders;
•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;
•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
•	such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.
The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met or took action 2 times in the year ending March 31, 2011.
Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.
Corporate Secretary
CommVault Systems, Inc.
2 Crescent Place
Oceanport, New Jersey 07757
You may submit your concern anonymously or confidentially by postal mail.
Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website at www.commvault.com.
Board Diversity. The Board of Directors has adopted a policy on Board diversity to be implemented by the Nominations and Governance Committee. This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company’s governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s 2011 annual meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee’s and director’s biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.
Transactions with Related Persons
The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon our ethics and governance guidelines. We did not enter into any Related Persons Transactions during the year ended March 31, 2011.

We have a Code of Business Ethics and Conduct, a copy of which is posted on our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms furnished to us during the year ended March 31, 2011, and upon the written representations received by us from certain of our directors and executive officers, we believe that our officers and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2011 except that, due to an administrative error, each director had one late filing related to the receipt of their annual equity award.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table shows, as of June 30, 2011, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of commons stock issuable with respect to options, restricted stock units and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of	Percent of
	Common Stock	Common Stock
	Owned	Outstanding

Directors
N. Robert Hammer(1)	3,825,681	8.4%
Alan G. Bunte(2)	833,326	1.9%
Frank J. Fanzilli, Jr.(3)	115,854	*
Armando Geday(4)	100,354	*
Keith Geeslin(5)	12,198	*
F. Robert Kurimsky(6)	115,854	*
Daniel Pulver(7)	85,854	*
Gary B. Smith(8)	62,354	*
David F. Walker(9)	52,354	*
Named Executive Officers
Louis F. Miceli(10)	185,041	*
Ron Miiller(11)	295,688	*
David R. West(12)	175,982	*
All directors and named executive officers and directors as a group(13)	5,860,540	12.5%

*	Less than 1%.

(1)	Includes options to acquire 1,204,893 shares of common stock which are exercisable within 60 days of June 30, 2011 and 1,834 restricted stock units which vest within 60 days of June 30, 2011. Includes 390,000 shares of common stock that are pledged as security.

(2)	Includes options to acquire 536,847 shares of common stock which are exercisable within 60 days of June 30, 2011 and 3,165 restricted stock units which vest within 60 days of June 30, 2011. Includes 210,000 shares of common stock that are pledged as security.

(3)	Includes options to acquire 108,343 shares of common stock which are exercisable within 60 days of June 30, 2011.

(4)	Includes options to acquire 37,343 shares of common stock which are exercisable within 60 days of June 30, 2011.

(5)	Includes options to acquire 4,687 shares of common stock which are exercisable within 60 days of June 30, 2011.

(6)	Includes options to acquire 37,343 shares of common stock which are exercisable within 60 days of June 30, 2011

(7)	Includes options to acquire 49,843 shares of common stock which are exercisable within 60 days of June 30, 2011.

(8)	Includes options to acquire 54,843 shares of common stock which are exercisable within 60 days of June 30, 2011.

(9)	Includes options to acquire 44,843 shares of common stock which are exercisable within 60 days of June 30, 2011.

(10)	Includes options to acquire 126,800 shares of common stock which are exercisable within 60 days of June 30, 2011 and 933 restricted stock units which vest within 60 days of June 30, 2011.

(11)	Includes options to acquire 278,733 shares of common stock which are exercisable within 60 days of June 30, 2011 and 954 restricted stock units which vest within 60 days of June 30, 2011.

(12)	Includes options to acquire 166,717 shares of common stock which are exercisable within 60 days of June 30, 2011 and 794 restricted stock units which vest within 60 days of June 30, 2011.

(13)	Includes options to acquire 2,651,235 shares of common stock which are exercisable within 60 days of June 30, 2011 and 7,680 restricted stock units which vest within 60 days of June 30, 2011.
Certain Other Stockholders
The following table sets forth, as of June 30, 2011, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

	Shares of
	Common Stock	Percent of Common
Name and Address of Beneficial Owner	Owned	Stock Outstanding

BlackRock, Inc. (1)	3,387,450	7.6%
40 East 52nd Street New York, NY 10022

(1)	Based solely on a Schedule 13G/A filed on February 3, 2011 by BlackRock, Inc.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Membership and Organization
The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing, and continually monitoring adherence with our company’s compensation philosophy. Its duties include:
•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;
•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of our company’s other executive officers;
•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and
•	reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli, Geeslin and Geday. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Marketplace Rules. The Compensation Committee meets as necessary during the fiscal year as well as considers and takes action by written consent. The Compensation Committee, or a sub-committee thereof, acted by unanimous written consent 16 times during fiscal year 2011.
Compensation Philosophy and Objectives
As a growing high-technology company, we operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, with the ultimate objective of improving long-term stockholder value. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability. To that end, the Compensation Committee believes executive compensation packages provided by our company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.
Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon and not upon rigid guidelines or formulas in determining the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading initiatives to achieve corporate goals.
Role of Executive Officers in Compensation Decisions
The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.
Peer Analysis of Executive Compensation
In the second quarter of fiscal 2011, the Company and our Compensation Committee jointly engaged Radford to conduct a review and provide peer analysis information for structuring our base salary, non-equity incentive plan compensation programs and long-term equity incentive plan programs. The Compensation Committee and management used this data to ensure that our compensation programs are optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with other technology industry companies of similar size. Radford provided compensation survey data from 28 technology and related industry companies with annual revenue in the range of $100 million to $520 million. The list of companies included in the survey were 3PAR, Advent Software, Inc., Blackbaud, Inc., Blue Coat Systems, Inc., CSG Systems International, Inc., Cybersource, Digital River, Inc., Eclipsys Corp., Emulex Corp., Exponent, Inc., Extreme Networks, Inc., Hutchinson Technology, Inc., Infinera Corp., Informatica Corp., Limelight Networks, Microstrategy, Inc., Progress Software Corp., QAD, Inc., Radiant Systems, Inc., Riverbed Technology, Inc., Rovi Corp., S1 Corp., Silicon Graphics International Corp., SkillSoft Public Limited Co., Synaptics, Inc., Syniverse Holdings, Inc., Websense, Inc., and Wind River Systems, Inc. The results of the Radford survey data and the subsequent recommendations were presented to the Compensation Committee as part of our fiscal 2011 executive compensation decisions for base salary, non-equity incentive compensation and long-term equity incentive compensation which were awarded in October 2010.

Components of Executive Compensation
The principal components of compensation for our executive officers are:
•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits
Base salary
We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we generally target our executive officer base salaries against the 50th — 75th percentile of the technology industry survey data obtained. We target this range because we have historically achieved revenue and earnings growth that is in the top tier of companies in our industry. In some circumstances it may be necessary to provide compensation above these levels; these circumstances include the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance.
Salary levels are typically reviewed annually each October as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the analysis provided by Radford discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review in October 2009; and the overall experience of each executive officer when approving the base salary levels that became effective in October 2010. For fiscal 2011, the base salaries accounted for approximately 14% of total compensation for our Chief Executive Officer and 18% for our other named executive officers. The table below shows the fiscal 2010 and 2011 base salary rates for each named executive officers:

	Fiscal 2010	Fiscal 2011	Amount of	Percentage
Name and Principal Position Held	Salary(1)	Salary (1)	Increase	Increase
N. Robert Hammer (2)	$467,000	$488,000	$21,000	4.5%
Chairman, President and Chief Executive Officer

Alan G. Bunte (3)	350,000	380,000	30,000	8.6%
Executive Vice President and Chief Operating Officer

Louis F. Miceli (4)	309,000	316,000	7,000	2.3%
Senior Vice President and Chief Financial Officer

Ron Miiller (5)	269,000	277,000	8,000	3.0%
Senior Vice President of Worldwide Sales

David West (6)	260,000	271,000	11,000	4.2%
Senior Vice President of Marketing and Business Development

(1)	Fiscal 2010 base salaries were effective in October 2009 and fiscal 2011 base salaries were effective in October 2010.

(2)	In fiscal 2011, Mr. Hammer’s base salary was increased by $21,000 to $488,000 to align his base salary slightly above the 50th percentile of the technology industry survey data obtained.

(3)	In fiscal 2011, Mr. Bunte’s base salary was increased by $30,000 to $380,000 to align his base salary at approximately the mid-point between the 50th percentile and 75th percentile of the technology industry survey data obtained.

(4)	In fiscal 2011, Mr. Miceli’s base salary was increased by $7,000 to $316,000 which is slightly below the 50th percentile of the technology industry survey data obtained.

(5)	In fiscal 2011, Mr. Miiller’s base salary was increased by $8,000 to $277,000. Mr. Miiller’s base salary of $277,000 is higher than the 75th percentile of the technology industry survey data obtained. We believe that Mr. Miiller’s role is larger in scope and accountability than that of the comparable market position. We anticipate that Mr. Miiller will continue to be a key contributor in our effort to achieve revenue growth that is in the top tier of companies in our industry.

(6)	In fiscal 2011, Mr. West’s base salary was increased by $11,000 to $271,000 which is slightly below the 50th percentile of the technology industry survey data obtained.
Non-Equity Incentive Plan Compensation
Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2011, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultant discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives. Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives that we believe are higher than the industry average. Prior to fiscal 2011, only two times in the previous six fiscal years had any of our named executive officers achieved a non-equity incentive plan award that was greater than 100% of their target. During fiscal 2011, our actual revenue and profitability growth rates resulted in non-equity incentive awards ranging from 83% to 100% of the targets set for our named executive officers.
Mr. Hammer — Fiscal 2011 Non-Equity Incentive Compensation
Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to 100% of his $488,000 base salary for fiscal 2011. Mr. Hammer’s target bonus is based on our company’s total revenue and non-GAAP income from operations achievement against the annual financial plan approved by our Board of Directors in which each performance measure is weighted equally. The Compensation Committee evaluates Mr. Hammer based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations drives our ability to increase stockholder value. Non-GAAP income from operations excludes noncash stock-based compensation charges and additional FICA expense incurred when employees exercise in the money stock options or vest in restricted stock awards. We use non-GAAP income from operations internally to understand, manage and evaluate our business as well as to make operating decisions.
The terms of Mr. Hammer’s fiscal 2011 non-equity incentive plan contained both minimum threshold amounts that must be achieved to qualify for an award as well as additional payment amounts for surpassing the performance metrics. Specifically, actual results below 85% of revenue and below 80% of non-GAAP income from operations result in no payment for the respective target. Actual results at 85% of the revenue target result in a 25% payout for that component and actual results at 80% of non-GAAP income from operations result in a 50% payout for that component. For fiscal 2011, the total revenue achievement needed to obtain the minimum threshold payout of $61,000 on the revenue component was $271.7 million. For each additional $16.0 million, or 5%, that the revenue achievement is above $271.7 million, the resulting payout increases by approximately $61,000. The total non-GAAP income from operations achievement needed to obtain the minimum threshold payout of $122,000 on the non-GAAP income from operations component was $47.2 million. For each additional $5.9 million, or 10%, that the non-GAAP income from operations achievement is above $47.2 million, the resulting payout increases by approximately $61,000.
Actual revenue for fiscal 2011 was $314.8 million and actual non-GAAP income from operations was $52.9 million. As a result, Mr. Hammer was awarded $405,967, or approximately 83% of his fiscal 2011 target bonus amount, related to achievement against his total revenue and non-GAAP income from operations performance targets.

Mr. Bunte and Mr. Miceli — Fiscal 2011 Non-Equity Incentive Compensation
Our Chief Operating Officer, Alan Bunte, and our Chief Financial Officer, Louis Miceli, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2011, Mr. Bunte’s target bonus was 90% of his $380,000 base salary and Mr. Miceli’s target bonus was 50% of his $316,000 base salary. Non-equity incentive plan compensation awarded to Messrs. Bunte and Miceli is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. The performance goals for Messrs. Bunte and Miceli are both quantitative and qualitative. With respect to quantitative goals for fiscal 2011, Messrs. Bunte and Miceli were measured against the same performance objectives as Mr. Hammer. However, Mr. Hammer also considers achievement against qualitative objectives which are subjective in nature. Therefore, the ultimate non-equity incentive compensation achievement percentage awarded to Messrs. Bunte and Miceli may be either higher or lower than that of Mr. Hammer’s strictly quantitative calculation. Mr. Hammer does not use a specific formula or apply specific weights when evaluating performance and the resulting impact that such qualitative objectives have on the overall non-equity incentive compensation payout. Instead, Mr. Hammer uses his business judgment to determine an appropriate award after considering both the quantitative and qualitative objectives. Among the most important qualitative factors that Mr. Hammer uses to evaluate the performance of Messrs. Bunte and Miceli are: innovation; leadership; strategic planning; product development initiatives and achievements; financial and operational excellence; customer satisfaction; and staff development.
Mr. Hammer awarded Mr. Bunte a fiscal 2011 non-equity incentive award that was 100% of his target bonus amount resulting in a non-equity incentive plan compensation of $342,000, or 90%, of his base salary. In determining Mr. Bunte’s bonus award, Mr. Hammer considered the following achievements in addition to the financial performance of our company. During fiscal 2011, Mr. Bunte successfully led the release of the CommVault Simpana 9 software suite. CommVault Simpana 9 is the largest release in our history and includes major technology advancements, including increased virtualization scalability and performance, integrated source and target data deduplication, automatic and transparent integration with hardware array-based snapshots, as well as new tools that ease migration to our next generation Simpana 9 platform. In addition, Mr. Bunte led our business and finance operation teams throughout fiscal 2011 in making critical resource and related investment decisions. Finally, during fiscal 2011, Mr. Bunte continued to strengthen our best in class customer support organization by maintaining customer satisfaction ratings that we believe are significantly higher than industry average. Mr. Hammer awarded Mr. Miceli a fiscal 2011 non-equity incentive award that was 90% of his target bonus amount resulting in a non-equity incentive plan compensation of $142,200, or 45%, of his base salary. In determining Mr. Miceli’s bonus award, Mr. Hammer considered the following achievements in addition to the financial performance of our company. Mr. Miceli successfully led CommVault’s worldwide finance organization during fiscal 2011 and worked closely with Mr. Hammer and Mr. Bunte to lead company-wide efforts focused on resource and related investment decisions. In addition, during fiscal 2011 Mr. Miceli led significant enhancements to CommVault’s control environment and transactional processes such as additional streamlining of CommVault’s customer support renewal process and providing other revenue enhancement opportunities.
Mr. Miiller — Fiscal 2011 Non-Equity Incentive Compensation
Our Senior Vice President of Worldwide Sales, Ron Miiller, was eligible for a quarterly non-equity incentive plan compensation award based on a percentage of software revenue recognized during each quarter of the fiscal year. Prior to April 2011, Mr. Miiller was our Vice President Sales, Americas and his fiscal 2011 non-equity incentive plan compensation was a tiered commission based plan where he was rewarded for software revenue achievement in the United States, South America, Canada and Mexico. Based on the software revenue targets provided for the United States, South America, Canada and Mexico, Mr. Miiller’s target non-equity incentive plan compensation potential for fiscal 2011 was $67,250 per quarter, or a total annual amount equal to $269,000. No quarterly payment is made for less than 70% achievement of the target software revenue amount. The following table details the relationship between the percentage of the software revenue target achieved to the percentage of the $67,250 quarterly commission award earned.

	Target Achieved in Relation to Commission Award Earned
Percentage of target software revenue achieved	70%	75%	80%	85%	90%	95%	100%
Percentage of commission award earned	40%	50%	60%	70%	80%	95%	100%
The maximum quarterly commission payout allowed under Mr. Miiller’s compensation plan is 100% of the applicable software revenue target. In addition, half of any commission dollar amount not earned in a particular quarter due to underperformance is added to the following quarter’s targeted commission amount that is eligible to be earned. In order to provide an additional incentive for significant over-achievement of the software revenue attained, Mr. Miiller was eligible for an annual over-achievement bonus that contains an additional pay-out up to $100,000, or approximately 36% of his ending fiscal 2011 base salary.

Mr. Miiller was awarded $236,720, or 88% of his target commission award for fiscal 2011. Mr. Miiller did not qualify for a payment under his annual over-achievement target.
For our executives with geographic specific incentive plans, we do not disclose the specific quarterly targets and related achievement against such quarterly targets. Our geographic software revenue targets are highly confidential and are not reported publicly. Disclosing specific geographic business unit targets would cause substantial harm to our competitive position as it would allow our competitors to reach conclusions related to geographic plans for growth, profitability, allocation of resources and changes in direction. We believe this would give competitors an unfair advantage and could result in a materially adverse impact on our stock price and negatively affect our stockholders. We believe that the performance targets set for Mr. Miiller are challenging and require substantial effort in order to be attained which is evidenced by Mr. Miiller’s historical achievements against his software revenue target of 79% in fiscal 2009, 102% in fiscal 2010 and 88% in fiscal 2011. Mr. Miiller’s compensation plan includes quarter over quarter sequential growth targets that we believe are important to sustain consistent software revenue growth over prior year actual amounts.
Mr. West — Fiscal 2011 Non-Equity Incentive Compensation
Our Senior Vice President of Marketing and Business Development, David West, was eligible for non-equity incentive plan compensation with a target bonus potential equal to 67% of his $271,000 ending base salary for fiscal 2011. Prior to April 2011, Mr. West was our Vice President of Marketing and Business Development and his non-equity incentive compensation plan award for fiscal 2011 was calculated based on a percentage of worldwide software revenue; software revenue specifically generated through our original equipment manufacturers; software revenue generated specifically from our operations in China; and funnel inflow. Software revenue generated through our original equipment manufacturers primarily relate to our agreements with Dell and Hitachi Data Systems. Our original equipment manufacturers sell our software applications and in some cases incorporate our data and information management software into systems that they sell. Funnel inflow is defined as the net new forecasted software revenue opportunities being tracked by our sales and marketing teams on a worldwide basis during the fiscal year. Mr. West’s non-equity incentive plan compensation is calculated on a semi-annual basis but is paid on an annual basis. Mr. West’s non-equity incentive plan was most heavily weighted toward software revenue because he is primarily responsible for supporting our software revenue growth. As a result, Mr. West’s fiscal 2011 non-equity incentive plan was weighted 58% to worldwide software revenue; 21% to software revenue specifically generated through our original equipment manufacturers; 14% to software revenue specifically generated through our operations in China; and 7% to worldwide funnel inflow.
Under the terms of Mr. West’s fiscal 2011 non-equity incentive plan, no payment is made for less than 70% achievement of each applicable targeted amount. The following table details the relationship between the achievement percentage of each performance metric to the non-equity incentive plan award earned.

	Target Achieved in Relation to Award Earned
Each individual performance metrics
Percentage of target achieved	70%	75%	80%	85%	90%	95%	100%	110%	115%	120%	125%
Percentage of award earned	40%	50%	60%	75%	80%	95%	100%	110%	115%	120%	125%
The maximum annual payout allowed under Mr. West’s non-equity incentive plan is 125% of the applicable targeted amount. In addition, half of any semi-annual bonus amount not earned at the mid-year calculation due to underperformance is added to the second half targeted bonus amount that is eligible to be earned. Under the terms of his non-equity incentive plan, Mr. West achieved 82% of his targeted non-equity incentive compensation, or $147,479. In addition, Mr. Hammer awarded Mr. West an additional discretionary bonus of $33,271 to his non-equity incentive compensation. As a result, Mr. West was awarded in total $180,750, or 100% of his target non-equity incentive award for fiscal 2011.
For our executives with geographic and operational specific incentive targets, we do not disclose the specific targets and related achievement against such targets. Our geographic software revenue and operational specific targets are highly confidential and are not reported publicly in a manner consistent with Mr. West’s non-equity incentive plan compensation. Disclosing specific geographic business unit and operational targets would cause substantial harm to our competitive position as it would allow our competitors to reach conclusions related to geographic plans for growth, profitability, allocation of resources and changes in direction. We believe this would give competitors an unfair advantage and could result in a materially adverse impact on our stock price and negatively affect our stockholders. We believe that the performance targets set for Mr. West are challenging and require substantial effort in order to be attained which is evidenced by Mr. West’s historical consolidated achievement against such targets of 57% in fiscal 2009, 96% in fiscal 2010 and 100% in fiscal 2011. Mr. West’s non-equity incentive plan compensation includes sequential growth targets that we believe are important to sustain consistent revenue growth over prior year actual amounts.
In fiscal 2011, the Compensation Committee did not exercise discretion to increase or reduce the award amounts that resulted from the application of our non-equity incentive plan compensation. However, the committee has the authority to do so if it determines that an adjustment would serve our interests and the goals of our executive officer non-equity incentive plan compensation.

Long-Term Equity Incentive Awards
We currently provide long-term equity incentive compensation pursuant to our 2006 Long-Term Stock Incentive Plan (the “LTIP”). The LTIP permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock awards and stock unit awards based on, or related to, shares of our company’s common stock. As of March 31, 2011, we have only granted non-qualified stock options and restricted stock units under the LTIP to our executive officers. We anticipate that future grants under the LTIP will also include both non-qualified stock options and restricted stock units. Our stock options and restricted stock units generally vest over a four-year period and our stock options have a term of ten years. We believe that these provisions encourage a long-term perspective and encourage key employees to remain with our company.
We account for equity compensation paid to all of our employees under the rules of ASC 718 Compensation — Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.
Generally, a significant stock option grant is made within one month of when an executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.
Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted and such performance is taken into account when determining equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. All equity awards under our LTIP are granted on the 10th business day of the calendar month in which the grant award is approved. There was one long-term equity incentive award granted to all of our executives during fiscal 2011. This grant occurred in October 2010 and was considered to be our fiscal 2011 long-term equity incentive award. Twenty-five percent of these long-term equity awards vest in October 2011 and the remaining seventy-five percent vests in equal quarterly amounts thereafter through October 2014.
In anticipation of this equity award granted in October 2010, we utilized the technology industry survey data described above in the “Peer Analysis of Executive Compensation” section to obtain comparable market data. The long-term equity incentive awards granted in October 2010 were granted with a value that was generally targeted against 50th — 75th percentile of the technology industry survey data obtained. This range was used because we believe that we have historically achieved revenue and earnings growth that is in the top tier of companies in our industry.
In determining the amount of the long-term equity incentive awards granted in October 2010, we reviewed the peer group survey data obtained related to both 1) an estimated value (in dollars) of the award and 2) an estimate percentage of the shares awarded as a percentage of the total common shares outstanding (including outstanding stock options and restricted stock units). Our Compensation Committee concluded that, with respect to the position of chief executive officer, the dollar value of the equity award for the chief executive officer compensation should be approximately $2.0 million and approximately 0.4% of the common shares outstanding.
Our Compensation Committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers contain a mix of non-qualified stock options and restricted stock units. Furthermore, long-term equity incentive awards granted to our executive officers are much more heavily weighted toward stock options because we believe that such awards align pay for performance by rewarding sustained achievement which drives long-term improvement of stockholder value. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution to our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent. As a result, the Compensation Committee allocated the value of Mr. Hammer’s long-term equity incentive award 75% to stock options and 25% to restricted stock units, which resulted in a grant of 158,730 stock options and 17,637 restricted stock units.

Using similar methodology, Messrs. Bunte, Miceli, Miiller and West were awarded each a long-term equity incentive award with an estimated dollar value of approximately $1.8 million, $0.5 million, $0.7 million, and $0.5 million, respectively. The estimated value of Mr. Bunte’s equity award granted in October 2010 was allocated 75% to stock options and 25% to restricted stock units. The estimated value of Messrs. Miceli, Miiller and West equity award granted in October 2010 was allocated 60% to stock options and 40% to restricted stock units. As a result, Mr. Bunte was granted 139,683 stock options and 15,520 restricted stock units; Mr. Miceli was granted 34,286 stock options and 7,619 restricted stock units; Mr. Miiller was granted 44,762 stock options and 9,947 restricted stock units; and Mr. West was granted 30,794 stock options and 6,843 restricted stock units.
In addition to the long-term equity incentive award granted to each of our executive officers in October 2010, Mr. West was also awarded an additional 22,989 stock options and 5,108 restricted stock units in January 2011. This award was a discretionary award based on the recent performance of Mr. West and vests over a four year period from January 2011 to January 2015.
We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate award grants with the release of material non-public information. We anticipate that equity grants will generally occur in the third fiscal quarter. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain an employee and to enhance stockholder value over time.
Other benefits
Our executive officer’s participate in benefit programs that are substantially the same as all other eligible employees of our company.
Stock Ownership Guidelines
We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five (5) times their base annual retainer, or in the case of our CEO is equal to five (5) times the CEO’s current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these group’s interests with those of our shareholders.
Financial Restatements
The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which precludes our company from taking a tax deduction for individual compensation in excess of $1 million for our CEO and our four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code.
Summary
Our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of increasing revenue and profitability.

Summary Compensation Table
The following table summarizes the compensation earned by our Principal Executive Officer, Principal Financial Officer and the other three most highly paid executive officers whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)	Compensation		Total
N. Robert Hammer	2011	$476,692	$473,201	$1,929,458	$405,967	$76,964	(3)	$3,362,282
Chairman, President and	2010	457,307	211,217	865,372	522,442	89,612		$2,145,950
Chief Executive Officer	2009	449,000	222,400	909,936	170,516	80,967		1,832,819

Alan G. Bunte	2011	363,846	416,402	1,697,931	342,000	13,839	(4)	2,834,018
Executive Vice President	2010	338,154	161,067	659,842	301,875	—		1,460,938
and Chief Operating Officer	2009	328,000	166,800	682,452	149,240	—		1,326,492

Louis F. Miceli	2011	312,231	204,418	416,767	142,200	19,154	(4)	1,094,770
Senior Vice President and	2010	303,992	91,241	186,918	157,590	17,879		757,620
Chief Financial Officer	2009	299,700	121,308	248,165	89,910	14,216		773,299

Ron Miiller	2011	272,692	266,878	544,109	236,720	—		1,320,399
Senior Vice President of	2010	269,000	119,140	244,031	324,632	—		956,803
Worldwide Sales	2009	269,000	111,200	227,484	162,570	—		770,254

David R. West	2011	265,077	338,166	677,135	180,750	—		1,461,128
Senior V.P. of Marketing	2010	257,308	81,957	278,393	175,000	—		792,658
and Business Development	2009	255,000	101,092	206,803	106,500	—		669,395

(1)	The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 8 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	The amounts reported in this column consist of awards earned in fiscal 2011 under each executive officer non-equity incentive plan compensation. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation”.

(3)	Mr. Hammer’s other annual compensation in fiscal 2011 included our payment of $26,734 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in Oceanport, New Jersey, $30,600 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $19,630 primarily for transportation related costs.

(4)	The amounts reported in this caption primarily relate to transportation related costs and country club dues.
Fiscal 2011 salary and non-equity incentive compensation in proportion to total compensation
The amount of salary and non-equity incentive compensation earned in fiscal 2011 in proportion to the total compensation reported for each of our named executive officers was:
•	N. Robert Hammer: 26%

•	Alan G. Bunte: 25%

•	Louis F. Miceli: 42%

•	Ron Miiller: 39%

•	David R. West: 31%

Grants of Plan Based Awards
The following table sets forth information as to grants of awards to the named executive officers in fiscal 2011:

						All Other	All Other	Exercise
						Stock	Options	or Base
						Awards:	Awards:	Price	Grant Date
			Estimated Future Payouts under			Number of	Number of	of	Fair Value
			Non-Equity Incentive Plan Awards			Shares of	Securities	Option	of Stock and
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	Date	(1)	(2)	(3)	Units(4)	Options(5)	($/Sh)	Awards(6)
N. Robert Hammer	—	—	$183,000	$488,000	$—	—	—	$—	$—
	10/14/10	10/08/10	—	—	—	17,637	—	—	473,201
	10/14/10	10/08/10	—	—	—	—	158,730	26.83	1,929,458
Alan G. Bunte	—	—	—	342,000	—	—	—	—	—
	10/14/10	10/08/10	—	—	—	15,520	—	—	416,402
	10/14/10	10/08/10	—	—	—	—	139,683	26.83	1,697,931
Louis F. Miceli	—	—	—	158,000	—	—	—	—	—
	10/14/10	10/08/10	—	—	—	7,619	—	—	204,418
	10/14/10	10/08/10	—	—	—	—	34,286	26.83	416,767
Ron Miiller	—	—	107,600	269,000	369,000	—	—	—	—
	10/14/10	10/08/10	—	—	—	9,947	—	—	266,878
	10/14/10	10/08/10	—	—	—	—	44,762	26.83	544,109
David R. West	—	—	72,300	180,750	225,938	—	—	—	—
	10/14/10	10/08/10	—	—	—	—	30,794	26.83	374,320
	10/14/10	10/08/10	—	—	—	6,843	—	—	183,598
	1/14/11	01/07/11	—	—	—	—	22,989	30.26	302,816
	1/14/11	01/07/11	—	—	—	5,108	—	—	154,568

(1)	Represents the total threshold amount with respect to each applicable metric under the fiscal 2011 non-equity incentive plans for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. Mr. Hammer’s non-equity incentive compensation plan includes individual annual threshold amounts for total revenue and non-GAAP income from operations. Mr. Miiller’s non-equity incentive compensation plan includes individual quarterly threshold amounts for software revenue in his region. Mr. West’s non-equity incentive compensation plan includes individual threshold amounts for software revenue; software revenue specifically generated through our original equipment manufacturers; software revenue generated specifically from our operations in China; and worldwide funnel inflow. Annual non-equity incentive plans for Messrs. Bunte and Miceli do not contain threshold amounts. See “Non-Equity Incentive Plan Compensation” above for more information on the plans and performance objectives for each of our named executive officers.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)	Annual non-equity incentive plan awards to Messrs. Hammer, Bunte and Miceli do not contain maximum pay-outs. Messrs. Miiller and West are entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.

(4)	Amounts in this column reflect restricted stock units granted during fiscal 2011 to a named executive officer under our LTIP.

(5)	Amounts in this column reflect non-qualified stock options granted during fiscal 2011 to a named executive officer under our LTIP.

(6)	The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 8 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Outstanding Equity Awards at Fiscal Year End
The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2011:

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of						Shares or
	Securities	Securities				Number of		Units of
	Underlying	Underlying				Shares or		Stock That
	Unexercised	Unexercised		Option	Option	Units of Stock		Have
	Options	Options		Exercise	Expiration	That Have		Not
Name	(Exercisable)	(Unexercisable)		Price	Date	Not Vested		Vested(1)
N. Robert Hammer	175,000	—		$4.00	5/1/2013	—		$—
	400,000	—		6.00	5/6/2014	—		—
	350,000	—		4.70	9/19/2015	—		—
	140,627	46,875	(2)	13.81	3/14/2018	5,208	(6)	207,695
	78,750	101,250	(3)	11.12	12/12/2018	11,250	(7)	448,650
	—	84,154	(4)	22.59	12/14/2019	9,350	(8)	372,878
	—	158,730	(5)	26.83	10/14/2020	17,637	(9)	703,364
Alan G. Bunte	25,000	—		6.00	5/2/2012	—		—
	100,000	—		4.00	7/31/2013	—		—
	100,000	—		4.70	9/19/2015	—		—
	75,000	—		4.70	9/19/2015	—		—
	79,319	5,288	(10)	16.99	5/22/2017	1,175	(15)	46,859
	75,001	25,000	(11)	13.81	3/14/2018	2,777	(16)	110,747
	59,062	75,938	(12)	11.12	12/12/2018	8,438	(17)	336,507
	—	64,167	(13)	22.59	12/14/2019	7,130	(18)	284,344
	—	139,683	(14)	26.83	10/14/2020	15,520	(19)	618,938
Louis F. Miceli	49,574	3,305	(20)	16.99	5/22/2017	735	(25)	29,312
	37,501	12,500	(21)	13.81	3/14/2018	2,777	(26)	110,747
	21,477	27,614	(22)	11.12	12/12/2018	6,136	(27)	244,704
	—	18,177	(23)	22.59	12/14/2019	4,039	(28)	161,075
	—	34,286	(24)	26.83	10/14/2020	7,619	(29)	303,846
Ron Miiller	10,000	—		7.20	1/29/2014	—		—
	10,000	—		5.30	11/3/2014	—		—
	75,000	—		5.30	1/27/2015	—		—
	25,000	—		5.30	1/27/2015	—		—
	32,500	—		4.70	9/19/2015	—		—
	49,574	3,305	(30)	16.99	5/22/2017	735	(35)	29,312
	37,501	12,500	(31)	13.81	3/14/2018	2,777	(36)	110,747
	19,687	25,313	(32)	11.12	12/12/2018	5,625	(37)	224,325
	—	23,731	(33)	22.59	12/14/2019	5,274	(38)	210,327
	—	44,762	(34)	26.83	10/14/2020	9,947	(39)	396,686
David R. West	2,500	—		4.00	1/30/2013	—		—
	37,500	—		5.00	11/7/2013	—		—
	25,000	—		4.70	7/29/2015	—		—
	25,000	—		4.70	9/19/2015	—		—
	39,660	2,644	(40)	16.99	5/22/2017	588	(47)	23,449
	30,000	10,000	(41)	13.81	3/14/2018	2,222	(48)	88,613
	17,898	23,011	(42)	11.12	12/12/2018	5,114	(49)	203,946
	5,625	9,375	(43)	16.53	7/15/2019	—		—
	—	16,326	(44)	22.59	12/14/2019	3,628	(50)	144,685
	—	30,794	(45)	26.83	10/14/2020	6,843	(51)	272,899
	—	22,989	(46)	30.26	1/14/2021	5,108	(52)	203,707

(1)	Computed based on the number of unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2011. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2011, the closing price of our common stock was $39.88 per share.

(2)	11,719 of these options vested on 6/14/11 and 11,719 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(3)	11,250 of these options vested on 4/1/11 and 7/1/11 and 11,250 of these options will vest on each quarterly anniversary thereafter through 4/1/13.

(4)	21,039 of these options vested on 4/1/11, 5,260 of these options vested on 7/1/11 and 5,260 of these options will vest on each quarterly anniversary thereafter through 4/1/14.

(5)	39,683 of these options will vest on 10/14/11 and 9,921 of these options will vest on each quarterly anniversary thereafter through 10/14/14.

(6)	1,302 of these restricted stock units vested on 6/14/11 and 1,302 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(7)	1,250 of these restricted stock units vested on 4/1/11 and 7/1/11 and 1,250 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/13.

(8)	2,338 of these restricted stock units vested on 4/1/11, 584 of these restricted stock units vested on 7/1/11 and 584 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/14.

(9)	4,410 of these restricted stock units will vest on 10/14/11 and 1,102 of these restricted stock units will vest on each quarterly anniversary thereafter through 10/14/14.

(10)	These options vested on 5/22/11.

(11)	6,250 of these options vested on 6/14/11 and 6,250 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(12)	8,438 of these options vested on 4/1/11 and 7/1/11 and 8,438 of these options will vest on each quarterly anniversary thereafter through 4/1/2013.

(13)	16,042 of these options vested on 4/1/11, 4,011 of these options vested on 7/1/11 and 4,011 of these options will vest on each quarterly anniversary thereafter through 4/1/14.

(14)	34,921 of these options will vest on 10/14/11 and 8,730 of these options will vest on each quarterly anniversary thereafter through 10/14/14.

(15)	These restricted stock units vested on 5/22/11.

(16)	694 of these restricted stock units vested on 6/14/11 and 694 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(17)	938 of these restricted stock units vested on 4/1/11 and 7/1/11 and 938 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/13.

(18)	1,783 of these restricted stock units vested on 4/1/11, 446 of these restricted stock units vested on 7/1/11 and 446 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/14.

(19)	3,880 of these restricted stock units will vest on 10/14/11 and 970 of these restricted stock units will vest on each quarterly anniversary thereafter through 10/14/14.

(20)	These options vested on 5/22/11.

(21)	3,125 of these options vested on 6/14/11 and 3,125 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(22)	3,068 of these options vested on 4/1/11 and 7/1/11 and 3,068 of these options will vest on each quarterly anniversary thereafter through 4/1/13.

(23)	4,545 of these options vested on 4/1/11, 1,136 of these options vested on 7/1/11 and 1,136 of these options will vest on each quarterly anniversary thereafter through 4/1/14.

(24)	8,572 of these options will vest on 10/14/11 and 2,143 of these options will vest on each quarterly anniversary thereafter through 10/14/14.

(25)	These restricted stock units vested on 5/22/11.

(26)	694 of these restricted stock units vested on 6/14/11 and 694 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(27)	682 of these restricted stock units vested on 4/1/11 and 7/1/11 and 682 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/13.

(28)	1,010 of these restricted stock units vested on 4/1/11, 252 of these restricted stock units vested on 7/1/11 and 252 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/14.

(29)	1,905 of these restricted stock units will vest on 10/14/11 and 476 of these restricted stock units will vest on each quarterly anniversary thereafter through 10/14/14.

(30)	These options vested on 5/22/11.

(31)	3,125 of these options vested on 6/14/11 and 3,125 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(32)	2,813 of these options vested on 4/1/11 and 7/1/11 and 2,813 of these options will vest on each quarterly anniversary thereafter through 4/1/13.

(33)	5,933 of these options vested on 4/1/11, 1,483 of these options vested on 7/1/11 and 1,483 of these options will vest on each quarterly anniversary thereafter through 4/1/14.

(34)	11,191 of these options will vest on 10/14/11 and 2,798 of these options will vest on each quarterly anniversary thereafter through 10/14/14.

(35)	These restricted stock units vested on 5/22/11.

(36)	694 of these restricted stock units vested on 6/14/11 and 694 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(37)	625 of these restricted stock units vested on 4/1/11 and 7/1/11 and 625 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/13.

(38)	1,319 of these restricted stock units vested on 4/1/11, 330 of these restricted stock units vested on 7/1/11 and 330 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/14.

(39)	2,487 of these restricted stock units will vest on 10/14/11 and 622 of these restricted stock units will vest on each quarterly anniversary thereafter through 10/14/14.

(40)	These options vested on 5/22/11.

(41)	2,500 of these options vested on 6/14/11 and 2,500 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(42)	2,557 of these options vested on 4/1/11 and 7/1/11 and 2,557 of these options will vest on each quarterly anniversary thereafter through 4/1/13.

(43)	938 of these options vested on 4/15/11 and 938 of these options will vest each quarterly anniversary thereafter through 7/15/13.

(44)	4,082 of these options vested on 4/1/11, 1,021 of these options vested on 7/1/11 and 1,021 of these options will vest each quarterly anniversary thereafter through 4/1/14.

(45)	7,699 of these options will vest on 10/14/11 and 1,925 of these options will vest each quarterly anniversary thereafter through 10/14/14.

(46)	5,748 of these options will vest on 1/14/12 and 1,437 of these options will vest each quarterly anniversary thereafter through 1/14/15.

(47)	These restricted stock units vested on 5/22/11.

(48)	555 of these restricted stock units vested on 6/14/11 and 555 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(49)	568 of these restricted stock units vested on 4/1/11 and 7/1/11 and 568 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/13.

(50)	907 of these restricted stock units vested on 4/1/11, 227 of these restricted stock units vested on 7/1/11 and 227 of these restricted stock units will vest on each quarterly anniversary thereafter through 4/1/14.

(51)	1,711 of these restricted stock units will vest on 10/14/11 and 428 of these restricted stock units will vest on each quarterly anniversary thereafter through 10/14/14.

(52)	1,277 of these restricted stock units will vest on 1/14/12 and 319 of these restricted stock units will vest on each quarterly anniversary thereafter through 1/14/15.

Option Exercises and Stock Vested
The following table sets forth information on the number and value of stock options exercised and restricted stock units vested during fiscal 2011 for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of	Value Realized
	Acquired on	on	Shares Acquired	on
Name	Exercise	Exercise (1)	on Vesting	Vesting (2)
N. Robert Hammer	600,000	$11,735,000	13,958	$352,161
Alan G. Bunte	60,000	2,006,026	14,040	358,097
Louis F. Miceli	140,000	3,342,209	10,488	269,383
Ron Miiller	25,000	632,500	10,090	260,210
David R. West	25,000	576,000	8,549	219,161

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of common stock at the time of exercise.

(2)	The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested.
Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.
Employment Agreements
In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”
Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Oceanport, New Jersey or traveling on business for us. He is generally in Oceanport when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in Oceanport, New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte and Louis F. Miceli. Each of these agreements had an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreements with Messrs. Bunte and Miceli provide that the annual salary of each shall be subject to annual review by our chief executive officer or his designee, and also provides that each shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of the officer’s base salary. The agreements with Messrs. Bunte and Miceli each provide that these officers shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of either of these officers for any reason other than for cause or death, each of the agreements provide that, for a one-year period, the terminated officer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for the officer’s and his dependents’ health insurance coverage. In addition, the terminated officer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Messrs. Bunte’s or Miceli’s employment by reason of death or disability, each executive officer will be entitled to any compensation earned but not yet paid. Each agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, the officer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, neither of these officers may solicit our employees or customers for a period of one year following any termination of employment with us.
Change in Control Agreements
Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all equity awards held by Mr. Hammer shall immediately become exercisable or vested. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.
We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreements with Messrs. Bunte and Miceli provide that if a change in control of our company occurs and the employment of either of these officers is terminated for reasons other than for cause within two years of the change in control, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then the officer shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of the officer’s annual base salary at the time of the change in control and all bonus payments made to the officer during the one-year period preceding the date of the change in control, and (2) health insurance coverage for the officer and his dependents for an 18 month period. The change of control agreements with Messrs. Miiller and West have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.
The change of control agreements with Messrs. Bunte and Miceli provide that, for an 18 month period following the termination of employment, the officers may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreements also prohibit Messrs. Bunte and Miceli from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Miiller and West are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination or Change in Control
The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2011, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
				Accelerated		Total
			Accelerated	Vesting of	Continuation of	Compensation
		Non-Equity	Vesting of Stock	Restricted Stock	Medical Benefits	and
	Base Salary	Incentive Plan	Options(1)	Units(2)	(Present Value)	Benefits
N. Robert Hammer
Death	$—	$405,967	$—	$—	$—	$405,967
Disability	—	405,967	—	—	—	405,967
Involuntary termination without cause or by non-extension of employment term	488,000	405,967	—	—	10,800	904,767
Change in Control	732,000	488,000	7,660,430	1,732,587	15,900	10,628,917
Alan G. Bunte
Death	—	342,000	—	—	—	342,000
Disability	—	342,000	—	—	—	342,000
Involuntary termination without cause or by non- extension of employment term	380,000	342,000	—	—	10,800	732,800
Change in Control	570,000	301,875	5,889,080	1,397,395	15,900	8,174,250
Louis F. Miceli
Death	—	142,200	—	—	—	142,200
Disability	—	142,200	—	—	—	142,200
Involuntary termination without cause or by non- extension of employment term	316,000	142,200	—	—	10,800	469,000
Change in Control	474,000	157,590	1,957,418	749,983	15,900	3,354,891
Ron Miiller
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	277,000	—	2,123,981	971,397	12,700	3,385,078
David R. West
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	271,000	—	2,107,216	937,300	12,700	3,328,216

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $39.88 closing price of our common stock on March 31, 2011.

(2)	Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $39.88 of our common stock on March 31, 2011.
None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the CommVault Systems, Inc. 401(k) plan.
Director Compensation
Our Compensation Committee of the board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2011, our Compensation Committee did not engage a third party compensation consultant to provide an assessment of our non-employee director compensation practices. We continue to rely on our fiscal 2010 review completed by Radford in July 2009 that provided our Compensation Committee with an assessment at that time of our non-employee director compensation and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. We believe that the cash and equity compensation of our non-employee directors are generally competitive against the 50th percentile of the technology industry survey data obtained during our fiscal 2010 review.
The fiscal 2011 cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:
•	Annual retainer of $42,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our Audit Committee, Compensation Committee and Governance Committee receive an additional annual retainer of $30,000, $15,000 and $12,000, respectively;

•	The lead director receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.
Non-employee directors are also eligible to receive equity compensation under our LTIP in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2011, we made an equity grant to our non-employee directors in October 2010 related to our fiscal 2011 LTIP award. This equity grant included 7,500 non-qualified stock options and 4,000 restricted stock units to each non-employee director in which the entire award will cliff vest in October 2011. All future equity grants to our non-employee directors will be pursuant to our LTIP. See “Long-Term Equity Incentive Awards” above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.
The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2011:

	Fees Earned or	Stock Awards	Option Awards	All Other
Name	Paid in Cash	(1)	(1)	Compensation	Total
Frank J. Fanzilli, Jr.(2)	$62,000	$107,320	$84,839	$—	$254,159
Armando Geday(3)	60,000	107,320	84,839	—	252,159
Keith Geeslin(4)	63,000	107,320	84,839	—	255,159
F. Robert Kurimsky(5)	70,000	107,320	84,839	—	262,159
Daniel Pulver(6)	79,000	107,320	84,839	—	271,159
Gary B. Smith(7)	75,000	107,320	84,839	—	267,159
David F. Walker(8)	85,000	107,320	84,839	—	277,159

(1)	The amounts in theses column represent the grant date fair value of restricted stock units and non-qualified stock options granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 8 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards

(2)	Mr. Fanzilli has 117,250 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(3)	Mr. Geday has 46,250 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(4)	Mr. Geeslin has 28,594 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(5)	Mr. Kurimsky has a total of 46,250 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(6)	Mr. Pulver has a total of 58,750 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(7)	Mr. Smith has 63,750 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.

(8)	Mr. Walker has 53,750 stock options and 4,260 restricted stock units outstanding as of March 31, 2011.
Compensation Policies and Practices as They Relate to Risk Management
We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.
Employee Benefit Plans
1996 Stock Option Plan
We have reserved 11,705,000 shares of common stock for issuance under the 1996 Stock Option Plan. As of March 31, 2011, options to purchase 2,649,419 shares of common stock were outstanding at a weighted average exercise price of $5.75 per share, 8,497,733 shares had been issued upon the exercise of outstanding options and 557,849 shares remain available for future grants. The 1996 Stock Option Plan provides for the grant of nonqualified stock options and other types of awards to our directors, officers, employees and consultants, and is administered by our Compensation Committee.
The Compensation Committee determines the terms of options granted under the 1996 Stock Option Plan, including the number of shares subject to the grant, exercise price, term and exercisability, and has the authority to interpret the plan and the terms of the awards thereunder. The exercise price of stock options granted under the plan must be no less than the par value of our common stock, and payment of the exercise price may be made by cash or other consideration as determined by the Compensation Committee. Options granted under the plan may not have a term exceeding ten years, and generally vest over a four-year period. At any time after the grant of an option, the Compensation Committee may, in its sole discretion, accelerate the period during which the option vests.
Generally, no option may be transferred by its holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. If an employee leaves our company or is terminated, then any options held by such employee generally may be terminated, and any unexercised portion of the employee’s options, whether or not vested, may be forfeited.
The number of shares of common stock authorized for issuance under the 1996 Stock Option Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event. In the event of the occurrence of any of these transactions or events, our Compensation Committee may adjust the number and kind of authorized shares of common stock under the plan, the number and kind of shares of common stock subject to outstanding options and the exercise price with respect to any option. Additionally, if any of these transactions or events occurs or any change in applicable laws, regulations or accounting principles is enacted, the Compensation Committee may purchase options from holders thereof or prohibit holders from exercising options. The Compensation Committee may also provide that, upon the occurrence of any of these events, options will be assumed by the successor or survivor corporation or be substituted by similar options, rights or awards covering the stock of the successor or survivor corporation.
The 1996 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors or our Compensation Committee. However, no action of our Compensation Committee or our Board of Directors that would require stockholder approval will be effective unless stockholder approval is obtained. No amendment, suspension or termination of the plan will, without the consent of the holder of options, alter or impair any rights or obligations under any options previously granted, unless the underlying option agreement expressly so provides. No options may be granted under the plan during any period of suspension or after its termination.

2006 Long-Term Stock Incentive Plan
On January 26, 2006, the Board of Directors authorized the creation of the Long-Term Stock Incentive Plan (the “LTIP”). Upon the close of our initial public offering on September 26, 2006, we became eligible to grant awards under the LTIP. Under the LTIP, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants, directors and others persons providing services to our company.
The maximum number of shares of our common stock that was initially allowed to be awarded under the LTIP was 4,000,000. On each April 1, the number of shares available for issuance under the LTIP is increased, if applicable, such that the total number of shares available for awards under the LTIP as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1. As of March 31, 2011, there were 4,384,147 options to purchase shares of common stock outstanding at a weighted average exercise price of $18.58 per share and there were 1,009,764 shares of non-vested restricted stock awards outstanding. In addition, as of March 31, 2011, there were approximately 717,911 shares that remain available for future grants under the LTIP. The maximum number of shares that may be subject to incentive stock options shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to options and stock appreciation rights granted to any one individual shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to stock unit awards, performance share awards, restricted stock awards or restricted unit awards to any one individual that are intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code shall be 25,000,000 over the life of the LTIP (or $1,000,000 during any calendar year, if settled in cash.) The number of shares of common stock authorized for issuance under the LTIP will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event.
Our Compensation Committee administers our LTIP. The LTIP essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the LTIP.
Options awarded under the LTIP may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The exercise price of an option or stock appreciation right must be at least equal to the par value of a share of common stock on the date of grant, and the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.
Under the LTIP, our Compensation Committee may grant common stock to participants. In the discretion of the committee, stock issued pursuant to the LTIP may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the LTIP, both before and after the common stock subject to an award is earned or vested.
The Compensation Committee may award participants stock units which entitle the participant to receive value, either in stock or in cash, as specified by the Compensation Committee, for the units at the end of a specified period, based on the satisfaction of certain other terms and conditions or at a future date, all to the extent provided under the award. A participant may be granted the right to receive dividend equivalents with respect to an award of stock units by the Compensation Committee. Our Compensation Committee establishes the number of units, the form and timing of settlement, the performance criteria or other vesting terms and other terms and conditions of the award at the time the award is made.
Unless our Compensation Committee determines otherwise, in the event of a change in control of our company that is a merger or consolidation where our company is the surviving corporation (other than a merger or consolidation where a majority of the outstanding shares of our stock are converted into securities of another entity or are exchanged for other consideration), all option awards under the LTIP will continue in effect and pertain and apply to the securities which a holder of the number of shares of our stock then subject to the option would have been entitled to receive. In the event of a change of control of our company where we dissolve or liquidate, or a merger or consolidation where we are not the surviving corporation or where a majority of the outstanding shares of our stock is converted into securities of another entity or are exchanged for other consideration, all option awards under the LTIP will terminate, and we will either (1) arrange for any corporation succeeding to our business or assets to issue participants replacement awards on such corporation’s stock, or (2) make any outstanding options granted under the plan fully exercisable at least 20 days before the change of control becomes effective.

COMPENSATION COMMITTEE REPORT
CommVault Systems, Inc.
Compensation Committee
Report On Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2011 and in this proxy statement.
Compensation Committee
Keith Geeslin — Chairman
Frank J. Fanzilli, Jr.
Armando Geday

AUDIT COMMITTEE REPORT
General
The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.
Report
The Audit Committee has furnished the following report:
The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2011 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AU Section 380) as adopted by the PCAOB, “Communications with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”
The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Ernst & Young its independence from our company and our management.
The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2011 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for filing with the SEC.
Audit Committee
David F. Walker — Chairman
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2012, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2013 fiscal year, rather than the 2012 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young LLP was engaged as our principal independent public accountants for fiscal years 1998 through 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are also expected to be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2011 and 2010 by our principal accounting firm, Ernst & Young LLP (“Ernst & Young”):

	2011	2010
	(In thousands)
Audit fees	$1,259	$1,052
Audit-related fees	21	42
Tax fees	565	374
All other fees	—	—

	$1,845	$1,468

Audit Fees — all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.
Audit Related Fees — consultation concerning financial accounting and reporting standards.
Tax Fees — tax compliance; tax planning; and other tax advice.
All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.
In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2011 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement (to whom we refer as our named executive officers), as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described on pages 12 — 32 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.
Because Proposal No. 3 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes present (in person or by proxy) and entitled to vote on this proposal.
The Board of Directors recommends that you vote FOR the approval of executive compensation.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 of this proxy statement. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
The advisory vote by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our stockholders. In this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to stockholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three alternatives or you may abstain from making a choice.
After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company, and therefore the Board of Directors recommends that you vote for annual advisory votes on executive compensation. In formulating its recommendation, the Board of Directors considered that named executive officer compensation is evaluated, adjusted and approved on an annual basis. The Board believes that having an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.
Because Proposal No. 4 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that stockholders have selected, on an advisory basis, whichever frequency of submission receives the plurality of the votes present (in person or by proxy) and entitled to vote on this proposal.
The Board of Directors recommends that you vote FOR a frequency of “One Year” for future non-binding stockholder votes on executive compensation.

OTHER MATTERS
The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — CommVault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.
SOLICITATION AND EXPENSES OF SOLICITATION
The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.
SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder Proposals — Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2012, the proposal must be received by March 10, 2012.
Other Stockholders Proposals — Discretionary Voting Authority and Bylaws
With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2012 annual meeting not included by or at the direction of the Board of Directors must be received no later than April 9, 2011.
WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer
We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, CommVault Systems, Inc., 2 Crescent Place, Oceanport, New Jersey 07757. Directions to our Annual Meeting can be obtained by calling 732-870-4000. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2011 is also being made available concurrently with the proxy statement at www.cfpproxy.com/6030.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMVAULT SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 24, 2011
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
The undersigned does hereby appoint N. Robert Hammer, Louis Miceli and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2011 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 9:00 a.m., local time, Wednesday, August 24, 2011, at the company’s offices located at 2 Crescent Place, Oceanport, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above		Co-holder (if any) sign above

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
		With-	For All
	For	hold	Except
1. The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

ALLAN G. BUNTE, FRANK J. FANZILLI, JR., DANIEL PULVER

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. Approve appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2012.	☐	☐	☐

	For	Against	Abstain
3. Approve, by non-binding vote, the Company’s executive compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR PROPOSAL 4.

One Year	Two Years	Three Years	Abstain
4. Recommend, by non-binding vote, the frequency of executive compensation votes. ☐	☐	☐	☐

5. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND “1 YEAR” WITH RESPECT TO PROPOSAL 4.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

     Detach above card, sign, date and mail in postage paid envelope provided.
COMMVAULT SYSTEMS, INC.
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/6030	6030